Gage Growth Corp.

Consolidated Financial Statements

For the year ended December 31, 2021

(In United States Dollars)

Gage Growth Corp.

Consolidated Balance Sheets

As of December 31, 2021

(Expressed in United States Dollars, unless stated otherwise)

December 31, 2021
$
Assets
Current
Cash and cash equivalents	42,901,079
Restricted cash	1,800,284
Marketable securities	565,029
Accounts receivable, net	7,700,430
Prepaids and other current assets	2,133,609
Inventory	17,639,001
72,739,432
Non-current assets
Property and equipment, net	68,473,337
Operating right of use assets	2,316,794
Deposits	1,541,007
Intangible assets, net	8,813,810
Investments	2,294,257
83,439,205
156,178,637
Liabilities
Current
Accounts payable and accrued liabilities	33,621,918
Corporate income tax payable	4,419,139
Operating lease liability	439,784
Property purchase payable	2,665,341
Deferred revenue	582,792
Loans payable	55,649,482
Debentures payable	2,804,030
Financing liability	688,984
Other current liabilities	107,238
100,978,708
Non-current liabilities
Financing liability	12,235,097
Operating lease liability	2,037,189
Property purchase payable	3,822,909
Loans payable	5,198,220
Warrant liability	17,230,055
Deferred tax liabilities	—
Other non-current liabilities	138,379
40,661,849
141,640,557

Shareholders' Equity
Subordinate voting shares, without par value, unlimited authorized, 138,528,663 shares issued as of December 31, 2021	—
Super Voting Shares, without par value, unlimited authorized, 1,500,000 issued as of December 31, 2021	—
Exchangeable units, without par value, 1,500,000 authorized and issued as of December 31, 2021	—
Additional paid-in-capital	171,196,764
Accumulated deficit	(93,684,699)
Accumulated other comprehensive income	2,807,090
80,319,155
Non-controlling interest	(65,781,075)
Total shareholders' equity	14,538,080
156,178,637

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Consolidated Statements of Operations and Comprehensive Loss

For the year ended December 31, 2021

(Expressed In United States Dollars, unless stated otherwise)

For year ended Dec 31,
2021

Revenue	91,499,767
Cost of sales	(62,100,782)
Gross Profit	29,398,985

Operating expenses
General administration	49,024,546
Sales and marketing	7,089,387
Litigation Expense	2,700,000
Depreciation and amortization	1,683,059
Operating lease expense	508,939
Impairment loss	2,635,486
Loss on disposal of finance lease	1,043,913
64,685,330

Loss from operations	(35,286,345)
Other (income) expenses
Finance expense	3,510,414
Unrealized and realized foreign exchange loss (gain)	(261,684)
Change in fair value of marketable securities	466,520
Change in fair value of investments	2,720,294
Gain on fair value of warrants	(6,231,316)
Loss before taxes	(35,490,573)
Income tax expense (recovery)
Current	9,955,469
Deferred	(1,117,088)

Net loss for the period	(44,328,954)

Net loss attributable to subordinate shareholders	(18,580,585)
Net loss attributable to non-controlling interest	(25,748,369)
(44,328,954)
Other comprehensive (loss) income ("OCI")

Items that will not be reclassified to profit or loss
Unrealized foreign currency translation gain	765,020

Comprehensive loss for the period	(43,563,934)

Comprehensive loss attributable to subordinate shareholders of the Company	(18,580,585)
Comprehensive loss attributable to non-controlling interest	(25,748,369)
(44,328,954)

Basic and Diluted net loss per share	(0.14)
Weighted-average number of shares outstanding - basic and diluted	137,474,219

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Consolidated Statements of Changes in Shareholders’ Equity

For the year ended December 31, 2021

(Expressed in United States Dollars, unless stated otherwise)

	Number of Subordinate Voting Shares	Number of Super Voting Shares	Exchangeable unit shares	Additional paid in capital	Accumulated other comprehensive income	Accumulated deficit	Total	Non-controlling interest	Attributable to subordinate shareholders
Balance at December 31, 2020	131,649,944	1,500,000	1,500,000	156,329,152	2,042,070	(75,104,114)	83,267,108	(40,032,706)	43,234,402
Share-based payments	1,770,000	—	—	2,996,000	—	—	2,996,000		2,996,000
Share-based compensation expense	—	—	—	3,498,788	—	—	3,498,788		3,498,788
Reg. A Financing	4,614,255	—	—	8,116,089	—	—	8,116,089		8,116,089
Transaction costs deducted from Reg. A Financing				(673,507)	—	—	(673,507)		(673,507)
Exercise of share options	434,164	—	—	858,474	—	—	858,474		858,474
Exercise of warrants	60,300	—	—	71,768	—	—	71,768		71,768
Foreign currency translation		—	—		765,020	—	765,020		765,020
Net loss for the period	—	—	—		—	(18,580,585)	(18,580,585)	(25,748,369)	(44,328,954)
Balance at December 31, 2021	138,528,663	1,500,000	1,500,000	171,196,764	2,807,090	(93,684,699)	80,319,155	(65,781,075)	14,538,080

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Consolidated Statements of Cash Flows

For the year ended December 31, 2021

(Expressed in United States Dollars, unless stated otherwise)

Year ended December 31,
2021
$
Operating activities
Net loss for the period	(44,328,954)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	2,509,614
Depreciation of right of use assets	790,343
Share-based payments	6,492,965
Allowance for doubtful accounts	692,447
Non-cash write downs of inventory	1,043,133
Non-cash litigation expense	2,700,000
Unrealized gain on marketable securities and convertible debenture	466,520
(Gain) loss on foreign exchange	(261,684)
Change in fair value of investments	2,720,294
Deferred tax (recovery) expense	(1,117,087)
Interest expense	1,992,933
Impairment expense	2,635,486
Loss on disposal of finance leases	1,043,913
Gain on financial instruments	(6,658,670)
Changes in operating assets and liabilities
Accounts receivable	(8,141,034)
Prepaids and other current assets	(844,288)
Inventory	(11,537,638)
Accounts payable and accrued liabilities	11,302,393
Operating lease liability	824,846
Current tax payable	3,095,026
Deferred revenue	186,926
Other	302,952
Net cash used in operating activities	(34,089,565)

Investing activities
Investment in convertible debentures	(401,966)
Addition of intangible assets	(2,501,274)
Proceeds from sale of investment	1,779,582
Purchase of property, plant, and equipment	(23,840,192)
Net cash used in investing activities	(24,963,850)

Financing activities
Net proceeds from Reg. A financing	7,442,582
Notes payable payments	(1,062,700)
Share options exercised	860,296
Warrants exercised	71,769
Repayment of debenture payable	(289,126)
Repayments of property purchase payable	(847,370)
Lease liability payments	(2,044,078)
Proceeds from Credit facility	53,419,895
Net cash provided by financing activities	57,551,268

Increase (decrease) in cash, cash equivalents, and restricted cash	(1,502,147)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	747,928
Cash, cash equivalents, and restricted cash at beginning of period	45,455,583
Cash, cash equivalents, and restricted cash at end of period	44,701,364
Supplemental Cash Flow Information

Income Taxes Paid	5,041,348
Interest Paid	1,517,481
Amount included in restricted cash	1,800,284

Non-cash transactions

Promissory notes issued as consideration for asset purchase	4,255,408

Gage Growth Corp.

Property purchase payables assumed in consideration for land and buildings	6,990,116
Warrants for intangibles	2,018,185
Options issued for property	327,250
Accrued capital purchases	6,379,511
Capital purchases through property purchase payable	6,990,116
Marketable securities received in sale of investments	1,272,553

The accompanying notes are an integral part of these consolidated financial statements.

Gage Growth Corp.

Notes to the Consolidated Financial Statements

For the year ended December 31, 2021

(Expressed in United States Dollars, unless stated otherwise)

1.
INCORPORATION AND NATURE OF BUSINESS

Wolverine Partners Corp. (“Wolverine”) was incorporated on November 22, 2017, under the Ontario Business Corporations Act. On March 11, 2019, the Company filed an amendment to the Articles of Incorporation whereby the Company re-designated the existing class of common shares as subordinate voting shares (“Subordinate Voting Shares”) and is authorized to issue an unlimited number of super voting shares (“Super Voting Shares”) and proportionate voting shares (“Proportionate Voting Shares”) (Note 15). On October 9, 2020, Wolverine filed Articles of Amendment changing the name of the Corporation to Gage Growth Corp (“Gage”, the “Corporation”, or the “Company”). The principal activities of the Company are providing branding and crucial support services to affiliated licensed operators that produce, distribute, and sell cannabis and cannabis-related products in the State of Michigan.

The Company was listed on the Canadian Securities Exchange effective April 6, 2021, having the ticker symbol GAGE. The registered office of the Company is located at Suite 400, 77 King Street West Toronto –Dominion Centre, Toronto, Ontario M5K 0A1.

On March 10, 2022, the Company was purchased by TerrAscend Corp. ("TerrAscend"). As part of the transaction, Gage shareholders received 51,349,978 TerrAscend common shares, 13,504,500 exchangeable units, 5,221,542 replacement stock options, and 282,023 replacement warrants.

2.
BASIS OF PRESENTATION AND STATEMENT OF COMPLIANCE

Statement of compliance

These consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of consolidation

These consolidated financial statements include the accounts of the Company and its controlled subsidiaries. For financial reporting purposes, the Company consolidates legal entities in which it holds a controlling financial interest. The Company has a two-tier consolidation model: one focused on voting rights (the voting interest model) and the second focused on a qualitative analysis of power over significant activities and exposure to potentially significant losses or benefits (the variable interest model). All entities are first

Gage Growth Corp.

evaluated to determine whether they are variable interest entities (“VIE”). If an entity is determined not to be a VIE, it is assessed on the basis of voting and other decision-making rights under the voting interest model.

The accounts of all subsidiaries are prepared for the same reporting period using consistent accounting policies. All intercompany balances and transactions are eliminated on consolidation. The table below lists the Company, its controlled subsidiaries, and the ownership interests in each:

Name of Company	Place of Incorporation / Operation	Functional Currency	Ownership %
Gage Growth Corp.	Canada	CAD	100%
Gage Innovations Corp.	Canada	CAD	100%
Cookies Retail Canada Corp.	Canada	CAD	80%
Rivers Innovation, Inc.	United States	USD	100%
Rivers Innovations US South LLC	United States	USD	100%
RI SPE LLC	United States	USD	100%
Spartan Partners Corporation	United States	USD	100%
Spartan Partners Holdings, LLC	United States	USD	51.3%
Spartan Partners Services LLC	United States	USD	51.3%
Spartan Partners, Properties LLC	United States	USD	51.3%
Spartan Partners Licensing LLC	United States	USD	51.3%
Mayde US, LLC	United States	USD	51.3%
AEY Holdings, LLC*	United States	USD	0%
AEY Thrive, LLC*	United States	USD	0%
AEY Capital, LLC*	United States	USD	0%
3 State Park, LLC*	United States	USD	0%
Pure Releaf SP Drive, LLC*	United States	USD	0%
RKD Ventures, LLC*	United States	USD	0%
Stadium Ventures, LLC*	United States	USD	0%

Effective February 11, 2021, Spartan Services terminated its services agreement, its license agreement and its membership interest transfer restriction and succession agreement with Buena Vista Real Estate LLC (“Buena Vista”). At the time of such termination, Buena Vista held a local permit for a non-operational provisioning center in Buena Vista, Michigan.

On August 1, 2021, Spartan Services signed a Services Agreement with RKD Ventures, LLC ("RKD"). As part of this agreement, Spartan Services effectively gained control over RKD. Consequently, the Company began to consolidate RKD into its financial statements subsequent to the August 1 agreement. At the end of September, AEY Holdings, LLC, finalized a purchase of 51% of the Membership Interests of RKD for $750,000. As RKD's net assets were already consolidated into the Company's financial statements, the Company recorded a corresponding adjustment to the Accumulated deficit to reflect the impact of the consideration paid.

On December 31, 2021, AEY Holdings, LLC (“AEY Holdings”), purchased 100% of the stock in Stadium Ventures, LLC (“Stadium Ventures”). As the Company controls AEY Holdings through previously existing agreements, the Company gained control of Stadium Ventures through this acquisition. The Company assessed this transaction to determine whether this represented a business acquisition in accordance with ASC 805. On assessment, the Company found that Stadium Ventures did not represent a business in accordance with ASC 805 'Business Combinations', as the entity at the time of acquisition did not have a substantive process with the ability to create outputs. Consequently, this acquisition was accounted for as an asset acquisition, with consideration transferred allocated to the assets acquired, which primarily consisted of an adult-use cannabis license and an operating lease asset.

*The Company through its subsidiaries, entered into Membership Interest Transfer Restriction and Succession Agreement and Services Agreements with its affiliated licensing companies which prevent the licensing companies from taking certain actions or omitting to take certain actions where to do so would be contrary to the expected economic benefits that the Company expects to derive from the relationship with the licensing companies. The Company includes these entities in its consolidation but has allocated their net loss and comprehensive loss in the Company’s Consolidated Statements of operations and Comprehensive Loss to net loss and comprehensive loss attributable to non-controlling interest.

3.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) Functional and presentation currency

The functional currency of the Company and its Canadian subsidiaries is Canadian dollars (“C$”). The functional currency of the Company’s US subsidiaries is the US dollar (“USD”). The Company’s presentation currency is in USD. All amounts are presented in USD unless otherwise specified. Where the functional currency is different from the presentation currency, assets and liabilities have

Gage Growth Corp.

been translated using the exchange rate at the year end, and income, expenses, and cash flow items are translated using the rate that approximates the exchange rates at the dates of the transactions (the average for the period). All resulting exchange rate differences are recorded in accumulated other comprehensive (loss) income. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognized immediately in net loss. Non-monetary assets and liabilities are translated using historical exchange rates. Nonmonetary assets and liabilities measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. Transactions entered into in a currency other than the currency of the primary economic environment in which the Company or its subsidiaries operates (their "functional currency") are recorded at the rates prevailing when the transactions occur except depreciation and amortization which are translated at the rates of exchange applicable to the related assets. Foreign currency monetary assets and liabilities are translated at current rates of exchange with the resulting gain or losses recognized in the consolidated statements of operations and comprehensive loss.

b) Cash and cash equivalents

Cash and cash equivalents include cash on hand and other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and subject to an insignificant risk of change in value.

Restricted cash includes any cash held that are restricted through legal agreements and are not available for general use by the Company.

c) Inventory

Inventories of harvested and purchased work-in-process and finished goods are valued at the lower of cost or net realizable value. Net realizable value is determined as the estimated selling price in the ordinary course of business less the reasonably predictable costs of completion, disposal and transportation. The direct and indirect costs of inventory include materials, labor and depreciation expense on equipment involved in packaging, labeling and inspection. Amortization of acquired cannabis production licenses are also considered to be indirect costs of inventory. All direct and indirect costs related to inventory are capitalized as they are incurred and they are subsequently recorded within cost of sales on the consolidated statements of operations at the time cannabis is sold.

The Company reviews inventory for obsolete, redundant, and slow-moving goods, and any such inventories are written down to net realizable value.

d) Property and equipment and long-lived assets held for sale

Property and equipment is measured at cost, including capitalized borrowing costs, less accumulated depreciation and impairment losses. Ordinary repairs and maintenance are expensed as incurred. Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms:

Asset type	Depreciation method	Depreciation terms
Land	No depreciation	No term
Building	Straight-line	15-39 years
Leasehold improvements	Straight-line	Over term of lease
Machinery and equipment	Straight-line	7-10 years
Office furniture and equipment	Straight-line	5-7 years
Computer and software	Straight-line	3-5 years
Construction in progress	No depreciation	No term
Right-of-use-assets	Straight-line	Over term of lease
Vehicles	Straight-line	3-5 years

Construction in process are transferred to the appropriate asset type when available for use and depreciation of the assets commences at that point.

Long-lived assets held for sale are recorded at their estimated fair value less costs to sell. The Company discontinues depreciation on these assets.

An asset’s residual value, useful life and depreciation method are reviewed annually, or when events or circumstances indicate that the current estimate or depreciation method are no longer applicable. Changes are adjusted prospectively if appropriate. Gains and losses on disposal of an asset are determined by comparing the proceeds from disposal with the carrying amount of the items and are recognized in the consolidated statements of operations. If a loss on disposal is expected, such losses are recognized when the assets are reclassified as assets held for sale or when impaired as part of an asset group’s impairment.

The Company evaluates the recoverability of property and equipment and long-lived assets held for sale, whenever events or changes in circumstances indicate that the carrying value of the asset or asset group may not be recoverable. See – Impairment of long-lived

Gage Growth Corp.

assets information within this note for detailed information on the Company’s impairment assessment of its property and equipment.

e) Leases

The Company’s leases are primarily operating leases for corporate offices and retail dispensaries.

The Company’s leases include fixed payments, as well as in some cases, scheduled base rent increases over the term of the lease. Certain leases require variable payments of common area maintenance, operating expenses, and real estate taxes applicable to the property. Variable payments are excluded from the measurements of lease liabilities and are expensed as incurred.

The Company determines if an arrangement is a lease at the inception of the contract. Lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term for those arrangements where there is an identified asset and the contract conveys the right to control its use. The right-of-use (“ROU”) asset is measured at the initial amount of the lease liability, adjusted for lease payments made at or before the lease commencement date, and initial direct costs. For operating leases, right-of-use assets are reduced over the lease term by the straight-line expense recognized, less the amount of accretion of the lease liability determined using the effective interest rate method. Finance leases are included in property and equipment in the Consolidated Balance Sheets.

The Company assigns a discount rate to leases based on its incremental borrowing rate at the time of lease inception. The majority of the Company’s leases do not provide an implicit rate that can be easily determined, and therefore uses its incremental borrowing rate and the information available at the commencement date.

Certain leases include one or more options to renew or terminate the lease at the Company’s discretion. The Company regularly evaluates lease renewal and termination options and, when they are reasonably certain of exercise, includes the renewal or termination option in the lease term.

The Company evaluates its ROU assets for impairment consistent with its impairment of long-lived assets. See – Impairment of long-lived assets information within this note for detailed information on the Company’s impairment assessment of its right-of-use assets.

f) Intangible assets

Intangible assets are recorded at cost less accumulated amortization and impairment losses, if any. Amortization is provided on a straight-line basis over the assets’ estimated useful lives, which do not exceed the contractual period, if any. The estimated useful lives, residual values and amortization methods are reviewed annually and any changes in estimates are accounted for prospectively. Licenses relating to cultivation and dispensaries are amortized using a useful life consistent with the property and equipment to which they relate. Brand intangible assets are amortized over 5 years.

The Company does not hold any indefinitely-lived intangible assets or Goodwill.

g) Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets, including property and equipment, ROU assets, and definite lived intangible assets, whether events or changes in circumstances indicate that the carrying value of the asset, or asset group, may not be recoverable.

When the Company determines that the carrying value of the long-lived asset may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value.

h) Investments

All investments are initially recorded at cost. Management assesses investments for impairment on an annual basis or when events or changes in circumstances indicate that the carrying value of the investment may not be recoverable.

i) Revenue recognition

Revenue is recognized by the Company in accordance with ASU 2014-09 Revenue from Contracts with Customers (Topic 606). The standard requires sales to be recognized in a manner that depicts the transfer of promised goods or services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those goods or services. This is achieved by

Gage Growth Corp.

applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize sales when (or as) the entity satisfies a performance obligation.

Revenues consist of wholesale and retail sales, which are recognized when control of the goods has transferred to the purchaser and the collectability is reasonably assured. For wholesale revenue, this is generally when goods have been shipped, which is also when the performance obligations have been fulfilled under the terms of the related sales contract. Revenue from retail sales of cannabis to customers for a fixed price is recognized when the Company transfers control of the goods to the customer at the point of sale and the customer has accepted and paid for the goods. Sales are recorded net of returns and discounts and incentives. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. All shipping and handling activities are performed before the customers obtain control of products and are accounted for as cost of sales.

From time to time, the Company partakes in sales agreements with suppliers in which it also purchases inventory. As part of the five-step revenue model, the Company assesses whether instances of bulk sales made to suppliers of goods have commercial substance and should be recognized as revenue, or whether they should be assessed under ASC 845 Nonmonetary Transactions.

j) Non-controlling interest

Non-controlling interest (“NCI”) represents equity interests in consolidated entities that are owned by parties that are not shareholders of the ultimate parent. Non-controlling interest is to be initially measured either at fair value or at the noncontrolling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets.

k) Income taxes

Income tax expense, consisting of current and deferred tax expense, is recognized in the consolidated statements of operations. Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted at period-end, adjusted for amendments to tax payable with regard to previous years. Deferred tax assets and liabilities and the related deferred income tax expense or recovery are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply when the asset is realized, or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income (loss) in the period that enactment occurs. A deferred tax asset is recognized to the extent that it is more-likely-than-not that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

l) Share based compensation

The Company has a stock option plan in place. The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense on a graded basis over the vesting period. Fair value is measured using the Black-Scholes option pricing model. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of the Company’s future share price, risk free rates, expected forfeiture and future dividend yields at the initial grant date. Changes in assumptions used to estimate fair value could result in materially different results. Expected forfeitures are estimated at the date of grant, based on historical trends of actual option forfeitures, and subsequently adjusted if further information indicates actual forfeitures may vary from the original estimate. Any revisions are recognized in the consolidated statements of operations and comprehensive loss such that the cumulative expense reflects the revised estimate. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If the actual forfeiture rate is materially different from management’s estimates, the stock-based compensation expense could be significantly different from what the Company has recorded in the current period.

Upon exercise of stock options and warrants that are classified as equity, any historical fair value in the warrants and share-based compensation reserve is allocated to additional paid in capital. Amounts recorded for expired unexercised stock options and warrants are transferred to deficit in the year of expiration.

m) Share capital

Subordinate voting shares

Common shares are classified as equity. The proceeds from the exercise of stock options or warrants together with amounts previously allocated to additional paid-in-capital over the vesting periods are recorded as share capital. Incremental costs directly attributable to the issuance of shares are recognized as a deduction from equity.

Gage Growth Corp.

Equity units

Proceeds received on the issuance of equity units comprised of subordinate voting shares and warrants, such as convertible debentures and warrants, are allocated to common shares and warrants based on the relative fair value method.

n) Warrant liability

The Company may issue common stock warrants with debt, equity or as a standalone financing instrument that is recorded as either liabilities or equity in accordance with the respective accounting guidance. Warrants recorded as equity are recorded at their relative fair value determined at the issuance date and remeasurement is not required. Warrants recorded as liabilities are recorded at their fair value, within warrant liability on the consolidated balance sheets, and remeasured on each reporting date with changes recorded in the Company's consolidated statements of operations and comprehensive loss.

o) Convertible instruments

The Company evaluates and accounts for conversion options embedded in convertible instruments in accordance with ASC 815, Derivatives and Hedging Activities.

Companies are required to bifurcate conversion options from their host instrument and account for them as free-standing derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under GAAP with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

The Company accounts for convertible instruments (when it has been determined that the embedded conversion options should not be bifurcated from their host instruments) as follows: the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption.

p) Earnings (loss) per share

The Company presents basic and diluted earnings (loss) per share data for its ordinary shares. Basic earnings (loss) per share is calculated using the treasury stock method, by dividing the income (loss) attributable to common and proportionate shareholders of the Company by the weighted average number of common and proportionate voting shares outstanding during the period. Contingently issuable shares (including shares held in escrow) are not considered outstanding common shares and consequently are not included in the earnings (loss) per share calculations. The Company has the following categories of potentially dilutive common share equivalents: stock options, warrants, and convertible debentures.

In order to determine diluted earnings (loss) per share, it is assumed that any proceeds from the exercise of dilutive instruments would be used to repurchase common shares at the average market price during the period. The Company also considers all outstanding convertible securities, such as the convertible preferred shares, convertible debentures, and outstanding exchangeable shares as if the instruments were converted to the Company’s common stock. During the year ended December 31, 2021, all potentially dilutive shares were excluded from the calculation of diluted earnings per share as their impact would have been anti-dilutive.

q) Use of significant estimates and judgements

The preparation of the Company’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Management has applied significant estimates and judgements related to the following:

i.
Accounts Receivable

Gage Growth Corp.

For certain wholesale revenue transactions, sales are made to customers under specified credit terms. At inception and at the end of each period, the Company assesses outstanding accounts receivable to determine the accounts receivable, on a customer-by-customer basis that is expected to be collected. At inception, the amounts not expected to be collected are treated as a deduction to revenue. In subsequent periods, amounts considered to be bad debt expense are included in 'General administrative' expenses on the statements of operations and comprehensive loss.

ii.
Inventory

The net realizable value of inventory represents the estimated selling price in the ordinary course of business less the costs of completion, disposal and transportation. The Company estimates the net realizable value of inventories, taking into account the most reliable evidence available at each reporting date. The determination of net realizable value requires significant judgment, including consideration of factors such as shrinkage, the aging of and future demand for inventory, expected future selling price the Company expects to realize by selling the inventory, and the contractual arrangements with customers. Reserves for excess and obsolete inventory are based upon quantities on hand, projected volumes from demand forecasts and net realizable value. The future realization of these inventories may be affected by market-driven changes that may reduce future selling prices. A change to these assumptions could impact the Company’s inventory valuation and gross profit.

The impact of inventory reserves is reflected in cost of sales.

iii.
Revenue recognition

From time to time, the Company partakes in sales agreements with suppliers in which it also purchases inventory. As part of the five-step revenue model, the Company assesses whether instances of bulk sales made to suppliers of goods have commercial substance and should be recognized as revenue, or whether they should be assessed under ASC 845 Nonmonetary Transactions, which requires management judgment to determine if the transaction has commercial substance.

iv.
Share-based payments

In calculating share-based compensation expense, key estimates are used such as, the rate of forfeiture of options granted, the volatility of the Company’s stock price, and the risk-free interest rate.

v.
Warrant liability

In calculating the fair value of warrants issued, the Company includes key estimates such as the volatility of the Company's stock price and the risk-free interest rate. The Company uses judgment to select methods used and in performing the fair value calculations at the calculations at the initial measurement on issuance as well as for subsequent measurement on a recurring basis.

vi.
Income taxes

The extent to which deferred tax assets can be recognized is based on an assessment of the probability of the Company generating future taxable income against which the deferred tax assets can be utilized. In addition, significant judgment is required in classifying transactions and assessing probable outcomes of tax positions taken, and in assessing the impact of any legal or economic limits or uncertainties in various tax jurisdictions. Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. It is possible, however, that at some future date, an additional liability could result from audits by taxing authorities. If the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

vii.
Impairment of long-lived assets

The Company evaluates the recoverability of long-lived assets, including property and equipment, ROU assets, and definite lived intangible assets, whether events or changes in circumstances indicate that the carrying value of the asset, or asset group, may not be

Gage Growth Corp.

recoverable.

When the Company determines that the carrying value of the long-lived asset may not be recoverable based upon the existence of one or more of the indicators, the assets are assessed for impairment based on the estimate of future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the carrying value of an asset exceeds its estimated future undiscounted cash flows, an impairment loss is recorded for the excess of the asset’s carrying value over its fair value.

viii.
Incremental borrowing rates

Lease payments are discounted using the rate implicit in the lease if that rate is readily available. If that rate cannot be easily determined, the lessee is required to use its incremental borrowing rate. The incremental borrowing rate is the rate of interest that the Company estimates it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms. The Company calculates its incremental borrowing rate as the interest rate the Company would pay to borrow funds necessary to obtain an asset of similar value over similar terms taking into consideration the economic factors and the credit risk rating at the commencement date of the lease.

ix.
Lease periods

The Company's lease terms may include options to extend or terminate the lease and such options are included in the lease term when it is reasonably certain that the Company will exercise these options.

x.
Acquisitions

The Company evaluates whether any acquisition of an entity represents a business or asset acquisition in accordance with ASC 805. To determine whether the acquired entity meets the definition of a business, the Company first assesses whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, then the acquired entity does not represent a business. If this is not met, then the Company considers whether the acquired entity has an input and substantive process that together significantly contribute to the ability to create outputs. If the acquired entity does not meet this threshold, then the Company will account for the acquisition as an asset acquisition, where the consideration price is applied to the assets acquired. If the acquired entity meets this threshold and is considered a business, in which substantially all identifiable assets, liabilities and contingent liabilities acquired are recorded at the date of acquisition at their respective fair values

xi.
Control, joint control, or level of influence

When determining the appropriate basis of accounting for the Company’s interests in affiliates, the Company makes judgments about the degree of influence that it exerts directly or through an arrangement over the investees’ relevant activities.

r) New standards, amendments and interpretations adopted

i.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) – Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to the accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted this standard effective January 1, 2021 and notes that it did not have a material impact on the Company’s consolidated financial statements.
ii.
In January 2020, the FASB issued ASU 2020-01, Investments – Equity Securities (Topic 321), Investments – Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) (“ASU 2020-01”), which is intended to clarify the interaction of the accounting for equity securities under Topic 321 and investments accounted for under the equity method of accounting in Topic 323 and the accounting for certain forward contracts and purchased options accounting for under Topic 815. The Company adopted this standard January 1, 2021 and notes that it did not have a material impact on the Company’s consolidated financial statements.
iii.
On August 5, 2020, the FASB issued ASU No. 2020-06, Debt- Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, to improve financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The amendments in this Update are effective for public

Gage Growth Corp.

business entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted this standard January 1, 2021 and notes that it does not have a material impact on the Company’s consolidated financial statements.

s) New standards, amendments, and interpretations not yet adopted

i.
In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is permitted, including adoption in an interim period. The ASU is currently not expected to have a material impact on the Company’s consolidated financial statements.
4.
ACCOUNTS RECEIVABLE, NET

December 31, 2021
Trade receivables	$8,392,877
Less: provision for sales returns and expected credit losses	(692,447)
Trade receivables, net	$7,700,430
Of which
Current	$5,504,855
31-90 days	1,627,500
Over 90 days	1,260,522
Less: provision for sales returns and expected credit losses	(692,447)
Total trade receivables, net	$7,700,430

The following is a roll-forward of the provision for allowances related to trade accounts, receivable for the years ended:

December 31, 2021
December 31, 2020	$—
Provision for sales returns	—
Expected credit losses	692,447
Write-offs charged against provision	—
Total provision for expected credit losses	$692,447

5.
INVENTORY

Inventory consists of domestically grown and produced medicinal and adult-use cannabis, concentrates, edibles, vaporizers, and merchandise for distribution. The Company's inventory is comprised of the following items:

December 31, 2021
Work in process	$11,413,219
Finished goods	6,225,782
$17,639,001

During the year ended December 31, 2021, the Company recorded impairment of $1,043,133 associated with the costs of excess and obsolete inventory.

6.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consisted of:

Gage Growth Corp.

December 31, 2021
Land	$3,051,232
Building	23,333,607
Leasehold improvements	8,291,136
Machinery and equipment	5,436,207
Office furniture	1,245,527
Computer and software	1,323,321
Construction in progress	28,538,123
Vehicles	57,727
Assets under finance leases	452,431
Total cost	71,729,311
Less: accumulated depreciation	(3,255,974)
Property and equipment, net	$68,473,337

During the year ended December 31, 2021, the Company capitalized $190,700 of borrowing costs.

Construction in process relates to both cultivation and dispensary facilities not yet completed or otherwise not placed into service.

Depreciation expense was $2,411,108 for the year ended December 31, 2021 ($826,555 included in cost of sales).

Asset Specific Impairment

The Company reviews the carrying value of its property and equipment at each reporting period for indicators of impairment. During the year ended December 31, 2021, the Company determined that two specific properties needed to be assessed for impairment as the Company’s operations related to both properties was far below initial cash flow estimates. The Company evaluated the recoverability of the asset to determine whether it would be recoverable. Upon analysis, it was determined that the carrying value of the asset exceeded its estimated future undiscounted cash flows and therefore recorded an impairment loss of $2,635,486 million.

7. INTANGIBLE ASSETS, NET

Intangible assets consisted of the following:

At December 31, 2021	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite lived intangible assets
Licenses	$6,952,849	$(88,736)	$6,864,113
Brand intangibles	2,018,185	(68,488)	1,949,697
Intangible assets, net	$8,971,034	$(157,224)	$8,813,810

The gross carrying amount of intangible assets increased $8,784,287 during the year ended December 31, 2021. The increase was mostly due to the purchase of a Cannabis license for the Company’s Ann Arbor location, which was valued at $6,760,686 and is amortized over 5 years. The consideration for the license included a $2,500,000 cash payment and a $4,260,686 note payable.

The remaining difference was due to the acquisition of brand intangibles. On July 1, 2021, Spartan Partners Licensing (“SPL”) signed an agreement with KKE Licensing. The IP agreement allows Spartan Partners Licensing and its affiliates the exclusive right to utilize the license and branding of KKE within the state of Michigan. The initial term of the agreement is 5 years from the commencement date, where the commencement date is the earlier of the first day of the month after the first shipment of products under the deal or November 1st. As part of the agreement, SPL pays a royalty fee of 5% on products sold under the agreement. In addition, the Company granted warrants as part of the agreement. The warrants were issued in order to maintain the Company’s exclusive right to utilize KKE’s name and branding within the State of Michigan. In total, 780,727 warrants were determinable and granted as part of the agreement, with 390,364 vesting on July 2nd, 2021, and 390,363 vesting on July 2nd, 2022. In addition, $500,000 worth of warrants will be granted on July 2, 2023 and $500,000 worth of warrants will be granted on July 2, 2024. The number of warrants to be issued will be determined closer to the date of issuance to determine the appropriate number of warrants to issue based on updated share price and volatility information.

The Company determined that the exclusive right to KKE’s name and branding represented a warrant liability, and recorded a warrant liability of $2,018,185 corresponding to the acquisition of the brand. Assumptions used in valuation of the KKE warrant liability are disclosed in footnote 22.

Gage Growth Corp.

Amortization expense was $98,506 for the year ended December 31, 2021.

As it relates to intangible assets in-use, the Company is scheduled to record the following amounts in amortization expense over the next five years.

At December 31, 2021	Gross Carrying Amount
2022	$1,811,929
2023	1,817,604
2024	1,812,557
2025	1,777,931
2026	1,593,789

8. INVESTMENTS

(a)
Mass2Media, LLC

On October 8, 2019, pursuant to the acquisition of Rivers Innovations Inc., the Company acquired a 12.5% ownership (on a fully diluted basis) in a private company Mass2Media, LLC, doing business as PX2 Holdings, LLC. The fair value at the date of acquisition was $11,900,000. The Company determined the fair value of this investment based on a calibration discount to the market-based multiple of enterprise value over trailing twelve-month revenue of selected comparable public companies at year-end. The Company elected to value Mass2Media on a cost basis, less impairment recognized in subsequent periods.

On June 28th, 2021, Mass2Media LLC entered into a Contribution and Exchange Agreement with Cascade Sciences, LLC, to create a new entity “Sinclair Scientific LLC”. The existing shareholders of Mass2Media LLC and Cascade Sciences, LLC became the shareholders in the newly created entity. Consequently, Gage became an 8% holder of Cascade Sciences, LLC.

On September 29th, 2021, Agrify Corporation purchased Cascade Sciences, LLC. As part of the agreement, Gage received $1,881,781 in cash and a total of 61,387 shares, which were valued at $1,272,553. As of December 31, 2021, the shares were classified within the 'Marketable Securities' line of the statement of financial position and had a value of $565,029.

Please see below a summary of the movement in the Mass2Media LLC investment

December 31, 2021
Balance, beginning of the period	$5,900,000
Impairment of investment	(2,829,820)
Disposal of investment	(3,070,180)
Balance, end of period	—

(b)
Cookies Creative Consulting & Promotions, LLC

On February 20, 2019, the Company, through one of its Michigan subsidiaries, entered into a convertible promissory note purchase agreement with a California Limited Liability Company (CLLC) - Cookies Creative Consulting & Promotions, LLC. The Company, through a purchase of convertible debt, invested $1 Million in exchange for a convertible promissory note with the principal amount of same bearing interest at 2.55% per annum with a two-year maturity date and the option to extend the maturity date for two years. In February 2021, the Company elected to extend the maturity date for an additional year. In February 2022, the Company elected to take the last available maturity date, moving the maturity date to February 20, 2023. Upon a liquidity event, the Company at its sole discretion, may convert the note, together with all unpaid accrued interest thereon, into Membership Units, on such terms as the Company and the Holder reasonably agree, at a conversion price equal to the Qualified Financing Cap (equal to $100 million dollars) divided by the aggregate number of outstanding shares of Common Stock immediately prior to such Maturity Date, on a Fully Diluted Basis.

This investment was fair valued using discounted cash flows at a discount rate of 10.25%, with gain (loss) in fair value for the year ended December 31, 2021 of $77,451. Below is the movement in this convertible promissory note:

December 31, 2021
Balance, beginning of the period	$987,797
Changes in fair value	77,451
Balance, end of period	1,065,248

Gage Growth Corp.

(c)
Mesh Ventures, LLC

On February 20, 2019, the Company, through one of its Michigan subsidiaries entered into a Subscription Agreement to purchase Class A Common Units and /or Class B Common Units of a Delaware limited liability company – Mesh Ventures LLC, by making a capital investment of $1,500,000. The Company has valued our investment by assessing the valuation of specific investments within this fund, using the latest imputed valuation based on capital raises or sales multiples based on comparable companies in the industry. The Company has elected to value this investment using the cost method.

December 31, 2021
Balance, beginning of the period	$421,941
Changes in fair value	—
Balance, end of period	421,941

(d)
Noya Cannabis Inc.

On November 22, 2019, the Company and Radicle Cannabis Holdings Inc. (“Radicle”) entered into a credit facility in the form of a 12% secured convertible debenture agreement in the principal amount of CAD $500,000. The maximum principal allowed under the facility is CAD $1,000,000. On June 9, 2021, the Company invested an additional CAD $500,000 into the facility, reaching the maximum under the existing facility. Subsequent to the transaction, Radicle changed its name to Noya Cannabis Inc. (“Noya”). The debenture bears interest at 12% per annum on outstanding principal and is payable semi-annually in arrears. The debenture matures on November 22, 2022, however, it can be converted into fully paid common shares at a conversion price of CAD $0.60 per common share. The convertible debenture is secured against all of Radicle’s personal property, and all of the proceeds thereof. The Company records the convertible debenture at fair value, utilizing an interest rate of 11%.

Below is the movement in this convertible debenture:

December 31, 2021
Opening Balance	$379,145
Advances during the period	413,394
Changes in fair market value of convertible debentures	32,115
Foreign exchange gain (loss)	(17,586)
Ending Balance	$807,068

9.
ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities is comprised of:

December 31, 2021
Trade payables	$24,380,360
Accrued liabilities	4,856,564
Accrued payroll	2,851,315
Sales tax payable	1,533,679
$33,621,918

10.
LEASES

The majority of the Company’s leases are operating leases used primarily for corporate offices and retail locations. The operating lease periods generally range from 1 to 8 years.

Amounts recognized in the consolidated balance sheets were as follows:

December 31, 2021
Operating leases:
Operating lease right-of-use assets	$2,316,794

Operating lease liability classified as current	439,784
Operating lease liability classified as non-current	2,037,189
Total operating lease liabilities	$2,476,973

The Company recognized operating lease expense of $508,939 for the year ended December 31, 2021.

Gage Growth Corp.

During fiscal year 2021, the Company exercised its option to purchase its cultivation facility in Warren, Michigan, which was previously considered to be a financing lease. As a result of the repurchase, the Company recognized a $1,043,913 loss on the disposal of the financing lease.

Other information related to operating leases as of December 31, 2021 consisted of the following:

December 31, 2021
Weighted-average remaining lease term (years)
Operating leases	2.8
Finance leases	1.7
Weighted-average discount rate
Operating leases	12.6%
Finance leases	15.0%

Supplemental cash flow information related to leases were as follows:

December 31, 2021
Cash paid for amounts included in measurement of operating lease liabilities	$387,391
Cash paid for amounts included in measurement of financing lease liabilities	$235,136

Undiscounted lease obligations as of December 31, 2021 were as follows:

	Operating	Financing	Total
2022	$750,664	$153,760	$904,424
2023	798,969	96,460	895,429
2024	695,213	-	695,213
2025	533,664	-	533,664
2026	249,989	-	249,989
Thereafter	204,292	-	204,292
Total lease payments	$3,232,791	$250,220	$3,483,011

11.
PROPERTY PURCHASE PAYABLE

December 31, 2021
Opening balance	$—
Additions	6,990,116
Interest	345,504
Payments	(847,370)
Ending balance	6,488,250
Less: current portion	(2,665,341)
Non-current balance	$3,822,909

On March 25, 2021, the Company purchased a property in Harrison, Michigan. The total stated sales price of the property (land and building) was $2,000,000, of which $650,000 was paid at closing. The remaining $1,350,000 was payable through a land contract. The stated interest rate on the land contract was 7%. The land contract is payable over five years, with monthly payments ranging from $3,500 to $5,000 during the first year of the contract, and monthly payments of $21,884 over the remaining life of the contract. At the end date of the contract (April 1, 2026), the Company will owe the remaining principal balance of $666,398.

On April 9, 2021, the Company purchased a property in Kalamazoo, Michigan. The total stated sales price of the property (land and building) was $294,000, of which $70,000 was paid at closing. The remaining $224,000 was payable through a land contract. There was no interest on the contract. The land contract is payable over ten months, with monthly payments ranging of $22,400.

On April 13 2021, the Company purchased a property in River Rouge, Michigan. The total stated sales price of the property (land and building) was $1,995,000, of which $500,000 was paid at closing. The remaining $1,495,000 was payable through a land contract. The stated interest rate on the land contract was 7%. The land contract is payable over three years, with monthly payments of $46,451.

On June 10, 2021, the Company purchased a property in Jackson, Michigan. The total stated sales price of the property (land and building) was $2,300,000, of which $1,300,000 was paid at closing. The remaining $1,000,000 was payable through a land contract.

Gage Growth Corp.

The stated interest rate on the land contract was 5%. The land contract is payable over one year, with the amount of monthly payments at the option of the Company.

On July 20, 2021, the Company purchased a property in Mt. Morris, Michigan. The total stated sales price of the property (land and building) was $1,687,500, of which $512,500 was paid at closing. The remaining $1,175,000 was payable through a land contract. The stated interest rate on the land contract was 5%, payable in monthly installments over two years.

On November 23, 2021, the Company purchased a property in Detroit, Michigan. The total stated sales price of the property (land and building) was $3,900,000 of which $1,500,000 was paid at closing. The remaining $2,400,000 was payable through a land contract. The stated interest rate on the land contract was 4%, payable in monthly installments over four years.

Financing through property purchase payable is generally secured by the property purchased through the financing.

12.
LOANS PAYABLE

	Credit Facility	Other Loans	Total
Ending carrying amount at December 31, 2020	—	3,555,939	3,555,939
Loan principal net of transaction costs	53,419,895	4,255,408	57,675,303
Interest accretion	766,143	613,946	1,380,089
Principal and interest paid	(610,729)	(1,062,700)	(1,673,429)
Effects of movements in foreign exchange	(90,200)	—	(90,200)
Ending carrying amount at December 31, 2021	53,485,109	7,362,593	60,847,702
Less: current portion	(53,485,109)	(2,164,373)	(55,649,482)
Non-current loans payable	$—	$5,198,220	$5,198,220

Credit Facility

On November 22, 2021, The Company entered into a loan financing agreement with Chicago Atlantic Admin, LLC with a face value of $55,000,000 (the “Credit Facility”). The loan bears interest of prime plus 7.00% per annum and matures on November 30, 2022. The loan was recorded at its fair value at inception and subsequently carried at amortized cost. The Company made interest payments of $610,729 during the year ended December 31, 2021.

The Company is subject to financial covenants as a result of the Credit Facility. The Company is in compliance with its debt covenants as of December 31, 2021. In the event that, in future periods, the Company’s financial results are below levels required to maintain compliance with any of its covenants, the Company will assess and undertake appropriate corrective initiatives with a view to allowing it to continue to comply with its covenants. Other than the covenants related to the Credit Facility, the Company is not subject to externally imposed capital requirements.

The Credit Facility includes Liens on the Company's licenses, personal property, and fixtures associated with the Company's lease agreements for properties in Grand Rapids, Lansing, Ferndale, Traverse City, Bay City, and Kalamazoo. These lease agreements were assessed and considered to be failed leasebacks as disclosed within footnote 13.

Other Loans

Stadium Ventures

On December 31, 2021, AEY Holdings, LLC (“AEY”), an affiliated license holder of the Company, entered into a Stock Purchase Agreement to purchase 100% of the stock in Stadium Ventures Inc. The terms of the Stock Purchase Agreement included a $4,500,000 promissory note which bears interest at 6.00% per annum and matures on December 31, 2024. The note was recorded at its fair value at inception and subsequently carried at amortized cost. The Company did not make any principal or interest payments on this loan during the year ended December 31, 2021.

Thrive

On July 15, 2020, AEY Capital, LLC (“AEY”), an affiliated license holder of the Company, entered into a Membership Interest Purchase Agreement to purchase 100% of the membership interest (the “Purchase Interest”) of Thrive Enterprises, LLC (“Thrive”). The Company found that this represented a common control transaction under ASC 805, and consequently the assets and liabilities acquired in the transaction were valued at the historical cost of the parent at the time of acquisition. The terms of the Purchase Interest was payable as follows:

Gage Growth Corp.

- $500,000 deposit of which $100,000 was non-refundable

- $250,000 on or before the first anniversary of closing

- $500,000 on or before the second anniversary of closing

- $1,500,000 on or before the third anniversary of closing

- $2,275,000 in a form of a secured promissory note

The payments were paid or payable by AEY Capital to Thrive. Consequently, the consideration payable was consolidated into the Company's consolidated financial statements, but the Company did not acquire any net assets as the net assets were already previously included within the consolidated financial statements. At the inception date, the Company recorded a corresponding adjustment to the Accumulated deficit to reflect the impact of the notes payable.

The note was recorded at its fair value at inception and subsequently carried at amortized cost. The Company made principal payments on this loan of $1,062,700 during the year ended December 31, 2021 and did not make any interest payments during the year.

Maturities of loans payable

Stated maturities of loans payable over the next five years are as follows:

Scheduled loan payable principal payments
2022	$57,530,176
2023	3,527,579
2024	1,591,717
2025	—
2026	—
Total principal payments	$62,649,472

13.
FINANCING LIABILITY

Failed sale and leaseback transactions

On June 26, 2020, the Company through its wholly owned subsidiary, Spartan Partners Properties LLC, entered into a Purchase Agreement with Strategic Koach Properties, LLC (“Koach”) whereby Koach purchased the Company’s real properties located in the City of Lansing for $1,600,000.

On June 26, 2020, the Company entered into a lease agreement with Koach on the Lansing property for a term of 10 years with two extension options of 10 years each. The terms of the lease agreements provide a one-time right of first refusal to purchase the property and the right to purchase the property for $2,400,000 million from the first to fourth anniversary of the transaction.

On August 25, 2020, the Company through its wholly owned subsidiary, Spartan Partners Properties LLC, entered into Purchase Agreements with Koach whereby Koach purchased the Company’s real properties located in Bay City, Michigan, Traverse City, Michigan and Kalamazoo, Michigan (the “Properties”) for a total of $5,050,000. On August 26th, 2020, the Company entered into lease agreements for the Bay City, Traverse City, and Kalamazoo properties for a term of 10 years with two extension options of 10 years each. The terms of the lease agreements provide a one-time right of first refusal to purchase the property and the right to purchase the property at fair market value from the second to fourth anniversary of the Transactions.

The Company concluded that the transactions did not meet all the criteria to qualify as a sale under ASC 606 'Revenue from Contracts with Customers' due to the substantive repurchase options on the Properties, whereby the Company continues to assume significant risks and rewards from the ownership. Accordingly, the Transaction is accounted for as a financing in accordance with and not as a sale until the repurchase options lapse and the transfer of risks and rewards associated with the ownership are transferred to Koach. The Company used the transaction price as the basis of fair value and used amortized cost method to record changes to the liabilities through the anticipated repurchase date. The liabilities incurred related to the financing are included in the Deferred financing sales and leaseback account in the consolidated balance sheets. During the year ended December 31, 2021, the Company recognized $1,221,252 of interest expense associated with the failed sale leaseback transactions.

Please see below for additional financial information associated with the failed sale leaseback transactions:

Gage Growth Corp.

Property and equipment associated with sale and leaseback transactions	11,482,784
Discounted Payments owed - through repurchase date	2,136,924
Undiscounted Payments owed - through repurchase date	5,165,978
Repurchase amount	20,805,000

14.
DEBENTURE PAYABLE

On September 30, 2020, the Company issued the following debentures:

a) 2,300 units of CAD 1,000 per unit ("CAD Unit"). Each CAD Unit was comprised of one (1) CAD 1,000 debenture and 67 share purchase warrants. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of CAD 1.50 for a period of 18 months following a liquidity event as defined under the warrant certificate.

b) 750 units at USD 1,000 per unit ("USD Unit"). Each USD Unit was comprised of one (1) USD 1,000 debenture and 87 share purchase warrants. Each warrant entitles the holder to purchase one Subordinate Voting Share at a price of USD 1.15 for a period of 18 months following a liquidity event as defined under the warrant certificate.

The debentures are unsecured and carry a coupon rate of 12.5% with a term of 12 months. The CAD debentures were valued using a market interest rate of 15%, with the remaining value assigned to the share purchase warrants. The USD share purchase warrants were valued using an expected life of 2 years and an annualized volatility of 81.4%, and a share price valuation of 1.50 CAD with the remaining value assigned to the debenture.

On April 6, 2021, a liquidity event occurred when the Company became publicly listed on the Canadian Securities Exchange ("CSE"). This triggered the start of the exercise period for both the USD and CAD warrants as described above.

On September 28, 2021, the Company amended the previously issued debentures to extend the maturity date from September 30, 2021 to January 28, 2022. As part of the amendment, the Company is permitted to redeem all of or a part of the debentures outstanding with no penalty. In total, the Company elected to early exercise 200 CAD units as of December 31, 2021. These debentures were paid out by the Company during the year. The amendment did not represent a substantial modification of the debentures.

Please see below for a summary of movement in the debenture during the period:

$
Balance, December 31, 2020	2,593,197
Repayment	(289,126)
Interest	494,479
Fair value change of liability-classified warrants	28,126
Impact of foreign currency	47,551
(Gain)/loss on modification	(70,197)
Balance, December 31, 2021	2,804,030

The debenture balance was fully paid in January 2022, as stipulated by the amended debenture agreement.

15.
SHAREHOLDERS EQUITY

The authorized share capital of the Company is comprised of the following:

Unlimited number of Subordinate Voting Shares

Holders of the Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote.

Voting Rights

At each such meeting holders of Subordinate Voting Shares shall be entitled to one vote in respect of each Subordinate Voting Share held.

Dividends

The holders of Subordinate Voting Shares are entitled to receive as and when declared by the directors, dividends in cash or property of the Company. No dividend will be declared or paid on the Subordinate Voting Shares unless the Company simultaneously declares or

Gage Growth Corp.

pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Multiple Voting Shares and Super Voting Shares.

Unlimited number of Super Voting Shares

Holders of Super Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote.

Voting Rights

At each such meeting, holders of Super Voting Shares are entitled to 50 votes in respect of each Subordinate Voting Share into which such Super Voting Share could ultimately then be converted.

Dividends

Holders of Super Voting Shares do not have the right to receive dividends.

Exchangeable Units

The Company has 1,500,000 Exchangeable Units issued by Spartan Partners Holding, LLC as of December 31, 2021. The Exchangeable Units are exchangeable for either 75,000,000 Subordinate Voting Shares or 1,500,000 Proportionate Voting Shares of the Company. As Exchangeable Units are converted to Subordinate Voting Shares by the holder, the related Super Voting Shares are retired. There were no exchanges during the years ended December 31, 2021.

Warrants

The following is a summary of the outstanding warrants for Common Shares:

	Number of Common Share Warrants Outstanding	Number of Common Share Warrants Exercisable	Weighted Average Exercise Price $	Weighted Average Remaining Life (years)
Outstanding, December 31, 2020	32,820,495	32,820,495	$2.25	2.70
Granted	780,727
Exercised	(60,300)
Outstanding, December 31, 2021	33,540,922	33,150,559	$2.25	1.73

On December 14, 2020, December 30, 2020, and January 27, 2021, the Company closed its offering (the “Reg A Offering”) of Subordinate Voting Shares pursuant to Regulation A, Tier 2, of the U.S. Securities Act. As part of this offering, the Company issued a total of 28,571,400 Subordinate Voting Shares. The offering was at $1.75 USD per share. As part of the offering, the Company also issued 23,757,145 warrants to its largest subscriber. All warrants were issued during December of 2020. These warrants allowed the subscriber to purchase shares at $2.60 USD at any point within three years of the issue date. The Company split the equity raised between the warrant liability and additional paid in capital. The Company also reduced share capital by $1,001,032 associated with transaction costs directly attributable to the offering.

On July 1, 2021, Spartan Partners Licensing (“SPL”) signed an agreement with KKE Licensing, MI LLC (“KKE”). The IP agreement allows SPL and its affiliates the exclusive right to utilize the license and branding of KKE within the state of Michigan. The initial term of the agreement is 5 years from the commencement date, where the commencement date is the earlier of the first day of the month after the first shipment of products under the deal or November 1st. As part of the agreement, SPL pays a royalty fee of 5% on products sold under the agreement. In addition, SPL granted warrants as part of the agreement. The warrants were issued in order to maintain the Company’s exclusive right to utilize KKE’s name and branding within the State of Michigan. In total, 780,727 warrants were determinable and granted as part of the agreement, with 390,364 vesting on July 2nd, 2021, and 390,363 vesting on July 2nd, 2022. In addition, $500,000 worth of warrants will be granted on July 2, 2023 and $500,000 worth of warrants will be granted on July 2, 2024. The number of warrants to be issued in 2023 and 2024 will be determined on the date of issuance based on the prevailing share price and volatility.

The Company determined that the exclusive right to KKE’s name and branding represented an Intangible asset, and capitalized $2,018,185 million related to this Intangible asset, with the amount determined based on the value of warrants granted. The warrants granted as part of this agreement are included within the Warrant liability on the balance sheet.

16.
SHARE-BASED PAYMENTS AND SHARE-BASED COMPENSATION EXPENSE

Gage Growth Corp.

Share-based payments

The Company recorded $3,306,193 of expense associated with share-based payments during the fiscal year ended December 31, 2021.

On July 20, 2021, the Company issued 175,000 shares in exchange for prior services and real estate purchases at a fair value of $1.87 per share for a fair value of $327,250.

On April 6, 2021, the Company issued 1,000,000 shares to the CEO at a fair value of $1.75 per share for a fair value of $1,750,000.On March 9, 2021, the Company issued 425,000 Subordinate Voting Shares to contractors of the Company at a fair value of USD $1.75 per share for a value of $743,750. The shares vested immediately upon issuance and the Company recorded a share-based expense of $743,750.

On February 19, 2021, the Company issued 100,000 Subordinate Voting Shares at a fair value of USD$1.75 per share for a value of $175,000. The shares vested immediately upon issuance and the Company recorded a share-based expense of $175,000.

Stock Option plan:

The Company has adopted an incentive stock option plan, which provides that the Board of Directors of the Company may from time to time, in its discretion, grant to directors, officers, employees, and consultants of the Company non-transferable options to purchase common shares, provided that the number of Subordinate Voting Shares reserved for issuance under the Stock Option Plan shall not exceed fifteen percent (15%) of the issued and outstanding Subordinate Voting Shares. The options are exercisable for a period of up to five years.

The Board of Directors determines the price per Subordinate Voting share and the number of Subordinate Voting Shares that may be allocated to each director, officer, employee, and consultant and all other terms and conditions of the option. The following table summarizes the stock option activity for the years ended December 31, 2021:

	Number of Stock Options	Weighted average remaining contractual life (in years)	Weighted Average Exercise Price (per share) $	Aggregate intrinsic value	Weighted average fair value of nonvested options (per share) $
Outstanding, December 31, 2020	13,621,827	3.24	$0.72	N/A	0.56
Granted	2,731,400		1.75
Exercised	(434,164)		1.18
Forfeited	(210,527)		1.52
Outstanding, December 31, 2021	15,708,536	2.53	$0.87	14,463,726	0.87

Exercisable, December 31, 2021	9,334,873	2.02	$0.58	11,284,179	N/A

Nonvested, December 31, 2021	6,373,663	3.29	$1.09	3,179,547	N/A

The fair value of stock options granted is amortized over the vesting period of which $3,496,477 has been expensed and recorded as Additional paid in Capital during fiscal year ended December 31, 2021.

The intrinsic value of the options exercised during the years ended December 31, 2021 was $307,418. The total compensation cost related to non-vested option awards not yet recorded at December 31, 2021 was $1,900,289 which is expected to be recognized over a weighted-average of 1.27 years.

In determining the amount of share-based compensation related to options issued during the for the year ended December 31, 2021, the Company used the Black-Scholes pricing model to establish the fair value of the options granted with the following assumptions

Gage Growth Corp.

December 31, 2021
Volatility	86%-108%
Risk-free interest rate	0.25%-0.74%
Expected life (years)	5
Dividend yield	0%
Forfeiture rate	10%-15%

17.
NON-CONTROLLING INTEREST

Non-controlling interest (“NCI”) represents equity interests in consolidated entities that are owned by parties that are not shareholders of the ultimate parent. Non-controlling interest is to be initially measured either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. The choice of measurement is made on a transaction-by-transaction basis. The share of net assets attributable to non-controlling interests is presented as a component of equity. Their share of net income or loss is recognized directly in equity. Changes in the parent company’s ownership interest that do not result in a loss of control are accounted for as equity transactions.

Effective February 11, 2021, Spartan Services terminated its services agreement, its license agreement and its membership interest transfer restriction and succession agreement with Buena Vista.

As of December 31, 2021, non-controlling interest included the following amounts before intercompany eliminations:

	Cookies Retail Canada	Spartan Services LLC	Spartan Licensing LLC	Spartan Properties LLC	Spartan Holdings LLC	AEY Capital LLC	Thrive Enterprises	3 State Park LLC	Buena Vista Real Estate	AEY Holdings, LLC	Total
Total Assets	1,312,770	52,103,129	5,302,025	47,778,654	-	23,977,054	4,936,507	-	-	10,312,651	145,722,790
Total Liabilities	(1,686,031)	(55,820,097)	(2,096,826)	(46,569,091)	-	(60,552,874)	(14,445,204)	(1,246,721)	(437,137)	(16,147,420)	(199,001,401)
Net Assets	(373,261)	(3,716,968)	3,205,199	1,209,563	-	(36,575,820)	(9,508,697)	(1,246,721)	(437,137)	(5,834,769)	(53,278,611)
Net Assets attributable to NCI	(74,652)	(1,810,164)	1,563,727	589,058	-	(36,575,820)	(9,508,697)	(1,246,721)	(437,137)	(5,834,769)	(53,335,175)

For year ended December 31, 2021
Revenue	-	47,485,917	2,980,000	2,330,080	-	95,884,728	20,412,428	-	-	7,292,353	176,385,506
Net Income (loss)	(273,695)	(240,755)	540,597	(3,329,347)	-	(16,498,458)	(3,953,209)	(399,914)	(44,661)	(3,322,021)	(27,521,463)
Net Income (loss) attributable to NCI	(54,738)	(117,247)	263,271	(1,621,392)	-	(16,498,458)	(3,953,209)	(399,914)	(44,661)	(3,322,021)	(25,748,369)

NCI percentage at December 31, 2021	20.00%	48.70%	48.70%	48.70%	48.70%	100.00%	100.00%	100.00%	100.00%	100.00%

18.
REVENUE

Revenues are primarily generated from sales of cannabis products sold to customers through provision centers. In addition, the Company generates a portion of revenue through wholesale sales of flower, distillate, and trim.

December 31, 2021
Wholesale	$12,805,730
Retail	78,694,037
Total	$91,499,767

For the year ended December 31, 2021, the Company did not have any single customer that accounted for 10% or more of the Company's revenue.

19.
GENERAL AND ADMINISTRATIVE EXPENSES

The Company’s general and administrative expenses were as follows:

Gage Growth Corp.

For the year ended
December 31, 2021
Salaries and benefits	$20,211,065
Office and administrative	7,627,436
Professional fees	6,960,162
Share-based payments	6,494,788
Consulting fees	3,219,969
Licenses	1,626,928
Insurance	1,509,720
Repair and maintenance	590,488
Travel and entertainment	480,265
Property taxes	303,725
Total	$49,024,546

20.
SALES AND MARKETING EXPENSES

The Company’s sales and marketing expenses were as follows:

For the year ended
December 31, 2021
Marketing service	$2,501,844
Royalty and commission	2,414,824
Advertising and promotion	2,120,656
Public relations	47,038
Sponsorship	5,025
Total	$7,089,387

21.
CAPITAL MANAGEMENT

The Company's objective in managing capital is to ensure a sufficient liquidity position to safeguard the Company's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders.

Since inception, the Company has primarily financed its liquidity needs through the issuance of share capital, property purchase payables, and debt. The equity issuances are outlined in footnote 15, the property purchases payable are outlined in footnote 11, the debenture payable is outlined in footnote 14, and the debt is outlined in footnote 12.

The Company is subject to financial covenants as a result of its loans payable with various lenders. The Company is in compliance with its debt covenants as of December 31, 2021. In the event that, in future periods, the Company's financial results are below levels required to maintain compliance with any of its covenants, the Company will assess and undertake appropriate corrective initiatives with a view to allowing it to continue to comply with its covenants. Other than these items related to loans payable, the Company is not subject to externally imposed capital requirements.

22.
FAIR VALUE MEASUREMENT AND RISK MANAGEMENT

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are based on a framework that utilizes the inputs market participants use to determine the fair value of an asset or liability and establishes a fair value hierarchy to prioritize those inputs. The fair value hierarchy is comprised of the three levels described below:

Level 1 – Inputs based on quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 quoted prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 – Unobservable inputs based on little or no market activity and that are significant to the fair value of the assets and liabilities.

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability based on the best information available under the circumstances. A financial instrument’s categorization within the fair value hierarchy is based upon the

Gage Growth Corp.

lowest level of input that is significant to the fair value measurement. Cash and cash equivalents, net accounts receivable, accounts payable and accrued liabilities, loans payable, investments, and prepaid and other current assets represent financial instruments for which the carrying amount approximates fair value due to their short-term maturities.

Assets and liabilities measured at fair value at December 31, 2021, were as follows:

Recurring fair value measurements		Level 1		Level 2		Level 3		Total fair value
Recurring fair value measurements	$		$		$		$
Assets:
Cash and cash equivalents		45,455,583		—		—		45,455,583
Marketable securities		84,197		—		—		84,197
Investments		—		1,872,316		—		1,872,316
Total assets recurring fair value measurements		45,539,780		1,872,316		—		47,412,096
Liabilities:
Warrant liability		—		21,734,596		—		21,734,596
Total liabilities recurring fair value measurements		$—		$21,734,596		$—		$21,734,596

The Company determines the fair value of its financial assets and liabilities using the following methodologies:

Marketable securities – These instruments include equity securities with readily determinable fair values. The fair value is obtained based on observable market prices quoted on public exchanges for the instruments.

Investments – Certain convertible debenture securities are included in the investments section of the balance sheet. These investments are fair valued using the discounted cash flows based on actively quoted interest rates that are readily accessible and observable. For the year ended December 31, 2021, these investments were valued using a discount rate of 11%.

Warrant liabilities – These instruments include liability-classified warrant instruments. The warrant liability was valued using the Black Scholes simulation valuation model. Key inputs used in the Black Scholes simulation valuation model used were as follows:

December 31, 2021
Common Stock Price of Gage Growth	1.79
Warrant Exercise Price	2.60
Annual volatility	85.8%
Annual risk-free rate	0.73%
Expected term	2 years

There were no transfers between the levels of fair value hierarchy during the year ended December 31, 2021.

Risk management

The Company's risk exposure and the impact on the Company's financial instruments are summarized below:

a) Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, accounts receivable, and investments. The Company assesses the credit risk of trade receivables by evaluating the likelihood of repayment on a customer-level basis. The carrying amounts of trade receivables are reduced through the use of an allowance account and the amount of the loss is recognized in the consolidated statements of operations and comprehensive loss. When a trade receivable balance is considered uncollectible, it is written off against the allowance for expected credit losses.

The Company has reviewed the items comprising the accounts receivable balance and determined that the majority of accounts are collectible. An allowance for doubtful accounts has been recorded. Subsequent recoveries of amounts previously written off are credited against general administration expenses in the consolidated statements of operations. The Company regularly monitors credit risk exposure and takes steps to mitigate the likelihood of these exposures resulting in an actual loss. As of December 31, 2021, 85% of the Company's outstanding receivables were owed from PureX, LLC, a wholesale customer of the Company.

b) Liquidity risk

Gage Growth Corp.

The Company is exposed to liquidity risk, or the risk that the Company will not be able to meet its financial obligations as they become due. The Company manages liquidity risk through ongoing review of its capital requirements. The Company's objective with respect to its capital management is to ensure it has sufficient cash resources to maintain its ongoing operations.

c) Market risk

The significant market risk exposures to which the Company is exposed are foreign currency risk and interest rate risk

i) Foreign currency risk:

Foreign currency risk is the risk that a variation in exchange rates between the Canadian dollar and the US dollar and other foreign currencies will affect the Company's operations and financial results.

The Company and its subsidiaries hold loans payable in currencies other than their functional currency. The Company does not currently engage in currency hedging activities to limit the risks of currency fluctuations. Consequently, fluctuations in foreign currencies could have a negative impact on the profitability of the Company's operations. A 10% increase in the value of the US dollar compared to the Canadian dollar would result in a $4.9 million gain. A 10% decrease in the value of the US dollar compared to the Canadian dollar would result in a $5.9 million loss.

ii) Interest rate risk:

Interest rate risk is the risk that future cash flows will fluctuate as a result of changes in market interest rates. The Company is exposed to variable interest rate through its Credit Facility. The loan bears interest of prime plus 7% per annum and matures on November 30, 2022. An increase in the prime rate of 1% would result in the Company paying $469,410 more over the term of the loan, which is fully payable during 2022. A decrease in the prime rate of 1% would result in the Company paying $667,257 less over the term of the loan.

The Company does not have significant cash equivalents at year end. The Company's loans payable, other than the Credit Facility discussed above, have fixed interest rates from 0%-6%.

23.
INCOME TAXES

The domestic and foreign components of loss before income taxes for the year ended December 31, 2021 are as follows:

December 31, 2021
Canada	$(15,496,084)
United States	(19,994,489)
Loss before income taxes	$(35,490,573)

The provision for income taxes expense for the year ended December 31, 2021 consists of:

December 31, 2021
Current:
Federal	$9,955,469
State	-
Total current	$9,955,469

Deferred:
Federal	$(871,988)
State	(245,100)
Total deferred	(1,117,088)

Total income tax provision (benefit)	$8,838,381

As the operations of the Company are predominantly US based, the Company has prepared the reconciliation of expected income tax to the actual income tax provision using the US Federal tax rate of 21% for the year ended December 31, 2021. The reconciliation is as follows:

Gage Growth Corp.

December 31, 2021
Net loss before tax for the year	$(35,490,574)
Expected income tax (recovery) expense	(7,453,021)
Tax rate changes and other adjustments	(2,592,680)
Expenses not deductible under IRC 280E	12,740,405
Stock based compensation and other	412,246
Change in tax benefits not recognized	5,731,431
(Recovery) Expense	$8,838,381

As the Company operates in the cannabis industry, the Company is subject to the limits of IRC Section 280E under which the Company is only allowed to deduct expenses directly related to the cost of producing the products or cost of production. This results in permanent differences between ordinary and necessary business expenses deemed unallowable under IRC Section 280E.

Provisions for taxes are reviewed at the end of each period using the best estimate of the amount to be paid based on a qualitative assessment of all relevant factors. It is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

The following table summarize the components of deferred tax:

December 31, 2021
Deferred tax assets
Operating tax losses carried forward	$5,726,597
Capital lease obligations	3,126,002
Unrealized foreign exchange	519,344
Deferred revenue	153,243
Investments	842,040
Inventory reserve	359,119
Allowance for doubtful accounts	201,000
Other	293,963
Total deferred tax assets	11,221,308
Valuation allowance	(8,493,439)
Net deferred tax assets	$2,727,869

Deferred tax liabilities
Property, plant and equipment	(56,479)
Right of use assets	(2,557,228)
Investments	-
Other	(114,162)
Total deferred tax liabilities	(2,727,869)

Net deferred tax liabilities	$-

As of December 31, 2021, the Company has $11,941,250 of Canadian net operating loss carryovers that expire at different times, the earliest of which is 2038 for $201,620. As of December 31, 2021, the Company has $299,533 of domestic federal net operating loss carryovers with no expiration date and has $36,520,718 of state net operating loss carryovers with no expiration date. The statute of limitations with respect to our federal returns remains open for tax years 2019 and forward.

As the Company operates in the cannabis industry, it is subject to the limitations of IRC Section 280E, under which the Company is only allowed to deduct expenses directly related to sales of product. This results in permanent differences between ordinary and necessary business expenses deemed non-deductible under IRC Section 280E. Therefore, the effective tax rate can be highly variable and may not necessarily correlate with pre-tax income or loss.

24.
SEGMENT INFORMATION

For the year ended December 31, 2021, the Company operates in one segment, which is the production and sale of medical and adult-use cannabis. The Company operates with subsidiaries located in Canada and the US. Operational subsidiaries in Canada were not significant to the business.

Gage Growth Corp.

25.
RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

The Corporation’s key management personnel have authority and responsibility for overseeing, planning, directing and controlling the activities of the Corporation. Key management personnel include members of the Board of Directors, Chief Executive Officer/President and Chief Financial Officer. Compensation of key management personnel may include short-term and long-term benefits. Short-term benefits include salaries and bonuses. Share-based compensation include warrants and stock options vested during the year.

As part of the Reg. A offering as described in footnote 14, the Company issued 23,757,145 shares and 23,757,145 warrants to entities controlled by Jason Wild, which gave Jason Wild over 10% ownership in the Company.

26.
COMMITMENTS AND CONTINGENCIES

Legal proceedings

In the normal course of business, the Company may become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material effect on the financial statements.

The Company is engaged in a legal proceeding surrounding the property for a provisioning center located in Detroit, MI. In 2019, the Company agreed to purchase the property from the owner and began to operate in the property on an informal lease. The parties disagreed surrounding agreed-upon compensation related to the purchase agreement. Based on our understanding of a likely settlement amount relating to the legal dispute, the Company recorded a legal reserve and corresponding expense of $1,500,000 million, which represents a total settlement of $5,000,000 million less the approximate fair value of the property of $3,500,000 million.

The Company had previously signed an agreement to purchase a building for a retail facility. The Company does not intend to finalize the purchase of the property and has been engaged in negotiations with the counterparty. The Company recorded a legal reserve and corresponding expense of $1,200,000 million, which represents the most likely amount of the future settlement obligation.

Contractual Construction Agreements

The Company has entered into construction contracts with six contractors for four locations under construction as of December 31, 2021. The sum of these contracts as of December 31, 2021 was $16,261,645, the sum owing totaled $618,803, and pre-payments to contractors for work not yet completed was $1,310,860.

27.
SUBSEQUENT EVENTS

On March 10, 2022, the Company was purchased by TerrAscend Corp. ("TerrAscend"). As part of the transaction, Gage shareholders received 51,349,978 TerrAscend common shares, 13,504,500 exchangeable units, 5,221,542 replacement stock options, and 282,023 replacement warrants.

On May 19, 2022, the Company came to an agreement with the counterparty surrounding the litigation for the provisioning center located in Detroit, MI, as disclosed in footnote 26. The Company settled for a total of $5,000,000, with $3,500,000 being allocated to the underlying property. The remaining $1,500,000 was recorded as a litigation expense during 2021 and was accrued in as Accounts payable and accrued liabilities as of December 31, 2021. The amount was paid on May 20, 2022.